Exhibit 10.5

AMENDMENT NO. 1 TO
RETENTION AGREEMENT

This AMENDMENT NO. 1 TO RETENTION AGREEMENT (the “Amendment”), dated as of October 19, 2011, is by and between Cracker Barrel Old Country Store, Inc. (the “Company”) and Doug Barber (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employee Retention Agreement dated April 23, 2008 (the “Retention Agreement”); and

WHEREAS, the Company and the Executive mutually desire to amend the Retention Agreement to accord with the Company’s current policy regarding Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder and to make other technical changes thereto.

NOW, THEREFORE, the Company and the Executive hereby mutually agree to amend the Agreement as follows:

1.             The following language is added to the end of Section 1.2 of the Retention Agreement:

Notwithstanding the foregoing, if the Change in Control described in this Section 1.2 does not constitute a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations, the portion of the severance payments described in Section 3.1 of this Agreement that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid to the Executive in installments over the same period as described in the applicable provision of Section IV.A. of the Cracker Barrel Old Country Store, Inc. Severance Benefits Policy, dated February 19, 2009, as such policy may be amended from time to time.

2.             Section 1.3 of the Retention Agreement shall be stricken in its entirety and the following inserted in its stead:

1.3           “Change in Control Period” means a 2-year year period beginning the day a Change in Control occurs.

3.             Section 2.4 of the Retention Agreement shall be stricken in its entirety and the following inserted in its stead:

2.4           Termination By You For Change in Duties or Compensation During a Change in Control Period.  If during a Change in Control Period there occurs a Change in Duties or Compensation you may terminate your employment with the Company at any time within 120 days after the occurrence of the Change in Duties or Compensation, by giving to the Company not less than 30 and no more than 90 days notice of termination.  Provided that you continue to work during the notice period, any reduction in your Compensation will be restored.  At the option of the Company, following receipt of this notice, it may change or cure, within 30 days, the condition that you claim has caused the Change in Duties or Compensation, in which case, your rights to terminate your employment with the Company pursuant to this Section 2.4 shall cease (unless there occurs thereafter another Change in Duties or Compensation) and you shall continue in the employment of the Company notwithstanding the notice that you have given.  If you terminate your employment with the Company pursuant to this Section 2.4, you shall be entitled to receive Benefits pursuant to Section 3.  Your failure to provide the notice required by this Section 2.4 shall result in you having no right to receive any further compensation from the Company except for any base salary or vacation earned but not paid, plus any bonus earned and accrued by the Company through the Effective Date.

4.             Section 6.4 of the Retention Agreement shall be stricken in its entirety and the following inserted in its stead:

6.4           Entire Agreement. This Agreement supersedes all previous oral or written agreements, understandings or arrangements between the Company and you regarding a termination of your employment with the Company or a change in your status, scope or authority and the salary, benefits or other compensation that you receive from the Company as a result of the termination of your employment with the Company in connection with a Change in Control (the “Subject Matter”), all of which are wholly terminated and canceled.  This Agreement contains all of the covenants and agreements between the parties with respect to the Subject Matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made with respect to the Subject Matter by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement.  Any subsequent agreement relating to the Subject Matter or any modification of this Agreement will be effective only if it is in writing signed by the party against whom enforcement of the modification is sought and as is consistent with Section 409A of the Code.

5.           Section 6.9 of the Retention Agreement shall be stricken in its entirety and the following inserted in its stead:

6.9           Certain Additional Payments by the Company.

(a)           Notwithstanding any other provision to the contrary, if any payments or benefits that you would receive from the Company pursuant to this Agreement or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (1) the entire amount of the Payments, or (2) an amount equal to the largest portion of the Payments that would result in no portion of any of the Payments (after reduction) being subject to the Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your  receipt, on an after-tax basis, of the greatest amount of the Payments.  If a reduction in the Payments is to be made so that the amount of the Payments equals the Reduced Amount, the Payments will be paid only to the extent permitted under the Reduced Amount alternative; provided, that in the event the Reduced Amount is paid, the cash payments set forth in Section 3.1 shall be reduced as required by the operation of this Section 6.9.

(b)           The Company shall engage the accounting firm engaged by the Company for general audit purposes at least 20 business days prior to the effective date of the Change in Control to perform any calculation necessary to determine the amount, if any, payable to you pursuant to Section 3.1, as limited by this Section 6.9.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group that will control the Company following the Change in Control, the Company may appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)           The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within 20 days after the date on which such accounting firm has been engaged to make such determinations or within such other time period as agreed to by the Company and you.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

(d)           Notwithstanding the foregoing, in determining the reduction, if any, that shall occur as a result of this Section 6.9, the amounts payable or benefits to be provided to you shall be reduced such that the economic loss to you as a result of the Excise Tax elimination is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

6.             A new Section 6.10 is added to the Retention Agreement which shall provide as follows:

6.10	Section 409A.

(a)           Subject to the last paragraph of Section 1.2 above, the amounts provided for in Section 3.1 shall be paid in a single lump sum cash payment within 30 days after the Effective Date.

(b)           Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  Except to the extent permitted under Section 409A of the Code, in no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(c)           Notwithstanding any provision to the contrary in this Agreement, if on the date of your termination of employment, you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in accordance with its “specified employee” determination policy, then all severance benefits payable to you under this Agreement that constitute deferred compensation subject to the requirements of Section 409A of the Code that are payable to you within the six (6) month period following your separation from service shall be postponed for a period of six (6) months following your “separation from service” with the Company (or any successor thereto).  Any payments delayed pursuant to this Section 6.10(c) will be made in a lump sum on the Company’s first regularly scheduled payroll date that follows such six (6) month period or, if earlier, the date of your death, and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under this Agreement.

(d)           Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(e)           Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(f)           To the extent that any reimbursement, fringe benefit or other similar plan or arrangement in which you participate during the term of your employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (1) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (2) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (3) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit, all in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.

(g)           For the avoidance of doubt, any payment due under this Agreement within a period following your termination of employment or other event, shall be made on a date during such period as determined by the Company in it’s sole discretion.

(Signatures appear on the next page)

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first stated above.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/N.B. Forrest Shoaf
Name:	N.B. Forrest Shoaf
Title:	Senior Vice President

EXECUTIVE

/s/Doug Barber
Doug Barber